Exhibit 10.131

Nortel Networks Limited Quarterly Incentive Plan for Business Units

Section 1: Introduction

The Nortel Networks Limited Quarterly Incentive Plan for Business Units (the “Quarterly Plan”) is a short-term, incentive bonus plan that provides the potential for “Eligible Employees” (as defined below) to receive cash awards based on their contributions to the success of the relevant “Business Unit”1 of the Company2, conditioned on the relevant Business Unit meeting its objectives.

The Quarterly Plan is intended to drive business performance by rewarding Eligible Employees for their contributions to the relevant Business Unit’s overall success. An Eligible Employee’s contribution is determined by two factors: (1) the impact of the employee’s role on business results and (2) the employee’s performance during the employee’s active employment with the Company. The actual award received by an Eligible Employee will reflect (1) the scope, complexity, and responsibilities of the employee’s role, and the employee’s contribution and performance during the Plan Period3 and (2) the relevant Business Unit’s performance during the Plan Period as indicated by the Business Unit Performance Factor, as described below.

Section 2: Quarterly Plan Eligibility

Generally, regular full-time and regular part-time4 Company employees are eligible to participate in the Quarterly Plan (“Eligible Employees”), subject to the following:

(1)	Eligible Employees, who participate in other Company incentive plans for a full calendar month or the greater portion of a calendar month, as determined by the Company, are not eligible to participate in the Quarterly Plan during that calendar month. For purposes of this document, “other incentive plans” mean any other incentive/bonus arrangements which the Company determines have been offered in lieu of the Quarterly Plan.

1 For purposes of the Quarterly Plan, the following organizations constitutes a “Business Unit”: i) the Asia Region and ii) Any other organization(s) approved and defined by the Board of Directors (as defined in Section 2) as Business Units.

2 For purposes of the Quarterly Plan, the “Company” is defined as Nortel Networks Limited and its subsidiaries and affiliates and other entities, which it controls directly or indirectly and which have been approved for participation in the Quarterly Plan by the Board of Directors.

3 Each calendar year consists of four Plan Periods, which align with the Company’s four fiscal quarters (i.e., January 1st through March 31st (“Q1 Plan Period”), April 1st through June 30th (“Q2 Plan Period”), July 1st through September 30th (“Q3 Plan Period”) and October 1st through December 31st (“Q4 Plan Period”). The Plan Period(s) may be changed by the Board of Directors at any time.

4 For purposes of the Quarterly Plan, regular full-time and regular part-time Company employees are those employees who are eligible for participation in the Company health benefit plans based on their regularly scheduled hours.

(2)	Subject to applicable law, employees who are covered under a collective labor agreement are not eligible unless that collective labor agreement provides for their participation in the Quarterly Plan.

(3)

Individuals determined by the Company to be students, co-op students, interns, temporary[5], or non-payroll workers (i.e., individuals who are not paid from a Company employee payroll) are ineligible to participate in the Quarterly Plan.

(4)	The Boards of Directors of Nortel Networks Corporation and Nortel Networks Limited (the “Board of Directors”) may determine that certain Company employees (including employees who are not otherwise eligible for the Quarterly Plan) may be eligible to receive an award from a Discretionary Bonus Pool created pursuant to Section 5 hereof.

(5)

Subject to applicable law, to be eligible for an award for any given Plan Period an employee must be (a) actively employed in a role that is eligible under the Quarterly Plan or other incentive plan (“Incentive Eligible Role”) for at least one calendar month in that Plan Period[6] and (b) employed by the Company on the last day of the applicable Plan Period or, if no longer employed as of that date, involuntarily terminated by the Company during that Plan Period for a reason determined by the Company to be other than for the employee’s inappropriate actions or inactions, misconduct, breach of an agreement with the Company or unsatisfactory performance or cause (as legally defined, if at all, in the relevant jurisdiction)(collectively, “Cause”). For purposes of this document, an employee will be considered to be “actively employed” on those days when the employee is classified as “active” on the applicable Company payroll and one day of active employment in a calendar month is deemed to be active employment for that full calendar month.

(6)	Pro-rated awards will be made as described below to employees who (a) transfer into or out of positions covered by other incentive plans, (b) move from or to a job within the Company that is ineligible for the Quarterly Plan, (c) are on a Company approved leave of absence or on “notice” of termination of employment and not actively employed for part of the Plan Period or (d) are terminated from employment due to death, or by the Company involuntarily for a reason determined by the Company to be other than for Cause prior to the end of the relevant Plan Period, provided that the employee

5 Where legally required, temporary full time employees on fixed term contracts with the Company may be included as Eligible Employees subject to the other conditions in Section 2 of the Plan.

6 The required period of active employment status may be changed by the Board of Directors at any time.

meets the other Quarterly Plan requirements set out above. However, subject to applicable law, an employee is not eligible for a Quarterly Plan payout for any calendar month in which the employee is not actively employed in a position eligible under the Quarterly Plan for at least one day. Except as provided in the following sentence, if an employee meets the above Quarterly Plan requirements, but is actively employed in a position that is eligible under the Quarterly Plan for less than the full relevant Plan Period, the employee’s Quarterly Plan award for the relevant Plan Period will be based on the number of months during the relevant Plan Period that the employee is actively employed in a Quarterly Plan eligible position for at least one calendar day divided by the number of months in the relevant Plan Period. For purposes of determining the amount of a pro-rata Quarterly Plan award, an employee will not be considered to be actively employed in a Quarterly Plan eligible position in a calendar month in which (x) the employee participates in another incentive plan for that full calendar month or (y) the employee participates in another incentive plan for the greater portion of the month, each as determined by the Company.

(7)	Employees who meet all of the Quarterly Plan eligibility requirements, but whose employment with the Company terminates between the end of the Plan Period and the payment date for the award for that Plan Period for reasons determined by the Company to be other than an involuntary termination for Cause, will be eligible for an award for the applicable Plan Period. With respect to former employees who continue to be eligible for a Quarterly Plan award under Section 2(5) (b) or this Section 2(7) of the Quarterly Plan, the Company may deny payment of that Quarterly Plan award to those former employees if they engage in conduct after their employment termination date and prior to the award payment date that constitutes Cause, as determined by the Company.

Notwithstanding the foregoing, any payment made after termination of employment to a “specified employee” that would be considered a “deferral of compensation” within the meaning of, and subject to, Section 409A of the U.S. Internal Revenue Code and regulations thereunder (“Section 409A”) will be paid on the later of the date which is six months and one day after (a) the termination date and (b) the date on which the award is otherwise payable under Section 4 of the Quarterly Plan. A “specified employee” means any U.S. taxpayer who is a key employee (as defined in Section 416(i) of the U.S. Internal Revenue Code without regard to paragraph 5 thereof) of the Company. (This is generally limited to employees who are (i) in the top 50 officers having an annual compensation greater than US$145,000, (ii) a 5-percent owner, or (iii) a 1-percent owner having an annual compensation of more than US$150,000.). For this purpose, termination of employment means “a separation from service” as defined in Section 409A.

(8)

An employee’s Management Team[7] may, in consultation with the relevant Human Resources Business prime, make limited exceptions to the ‘actively employed’ requirement set out in Section 2(5) above where required by applicable law (e.g., as required under applicable maternity, paternity, parental, military, family, or medical leave laws), or where the Management Team determines that circumstances clearly warrant an exception (e.g., disability, outsourcing, divestiture, or death). In such situations, if the employee has, while actively employed in a Quarterly Plan eligible role, substantially satisfied contribution and performance expectations for the Plan Period, the employee’s Management Team may grant partial awards. If awards are paid in these circumstances, the awards will be pro-rated to reflect the period the employee was actively employed in a Quarterly Plan eligible role as defined in Section 2(5) above, and will be commensurate with the employee’s contribution and performance. Notwithstanding anything in the foregoing to the contrary, nothing in the Quarterly Plan shall preclude the Company paying an employee an award under the Quarterly Plan for more than the number of months the employee was actively employed in a Quarterly Plan eligible role during the relevant Plan Period (up to a maximum of three (3) months) pursuant to that individual employee’s employment termination agreement.

(9)	Company affiliates and joint ventures may choose to offer the Quarterly Plan or a similar plan subject to the approval of the Board of Directors.

Section 3: Award Elements

An Eligible Employee’s cash award for a Plan Period under the Quarterly Plan will be based on the following formula:

25%8 of Annual Base Salary x Award % x Business Unit Performance Factor9

Annual Base Salary means the annualized regular compensation paid to an Eligible Employee, excluding any other compensation, such as, but not limited to, bonuses, commissions, overtime, and relocation benefits. The Annual Base Salary for these purposes will be measured for all Eligible Employees during the third calendar month of the relevant Plan Period on a uniform date.

Award % is the percentage determined for each Eligible Employee for purposes of the applicable formula above based on the scope, complexity, and responsibilities of the employee’s role and that employee’s performance during the applicable Plan Period. An Eligible Employee’s Award % is subject to review, modification and approval by Senior Management and the Board of Directors as provided in Section 4.10

7  The “Management Team” consists of the managers with whom the employee has a direct or indirect reporting relationship as set out in the Organization Structure Manager (“OSM”) or its equivalent as maintained by the Company from time to time.

8  The percentage of Annual Base Salary that is applied to the formula may be changed by the Board of Directors at any time.

9  The Quarterly Plan award will be pro-rated as applicable under Section 2(6) and (8).

10 For purposes of the Quarterly Plan only, “Senior Management” shall consist of: i) the person holding the most senior position in the applicable Business Unit and ii) the NNL Senior Vice-President Corporate Services and Chief Financial Officer.

For Eligible Employees in Job Complexity Indicator (“JCI”) 1-6 and 55, target Award %s (“Target Award %”) ranging from 3.5% to 100% are established that reflect JCI level and assume that the Eligible Employee’s performance is at a minimum satisfactory. The JCI level for these purposes will be measured concurrently with Annual Base Salary as described above. There is no guarantee that an Eligible Employee’s Award % used in the formula above will equal the applicable Target Award %.

The total Quarterly Plan award for all Eligible Employees for a Business Unit is recommended by Senior Management for approval by the Board of Directors after the end of the Plan Period. The Board of Directors will determine, in its sole discretion, whether all or any part of the recommended total Quarterly Plan award for a Business Unit for the Plan Period will be paid and the amount of any total Quarterly Plan award for a Business Unit in respect of that Plan Period.

Business Unit Performance Factor applicable to each Business Unit shall be determined by the Board of Directors in its sole discretion based on its assessment of that Business Unit’s achievements against performance metrics targets established for that Business Unit by the Board of Directors in its sole discretion for the relevant Plan Period. The Business Unit Performance Factor may be based on one or more performance metrics, each with specific targets. The performance metrics may have equal or different weightings. Performance metrics are the general Business Unit objectives for the Plan Period. Targets will be based on objective and/or subjective criteria established to measure, directly or indirectly, the performance metrics. Weightings will be the relative weight or percentage accorded in the relevant Business Unit Performance Factor for achieving each specific target. After approval by the Board of Directors, the relevant Business Unit’s objectives for the Plan Period will be communicated to Eligible Employees within that Business Unit. The Business Unit Performance Factor for each Business Unit is deemed to be 1.0 (achievement) throughout the Plan Period and is then adjusted by the Board of Directors based on its determination of each Business Unit’s performance. Senior Management may, in its sole discretion, recommend to the Board of Directors that the Business Unit Performance Factor be adjusted with respect to certain sub-units within a Business Unit, JCI levels or any other groups of employees and the Board can approve such adjustment to the relevant Business Unit Performance Factor, in its sole discretion, based on additional factors that Senior Management and Board of Directors determine in their sole discretion are relevant to the award including, without limitation, collective relative contribution to achievement of the key Business Unit objectives during the Plan Period.

Except as otherwise required by applicable law, the Business Unit Performance Factor used in an Eligible Employee’s Award calculation will be based on the Business Unit to which the Eligible Employee is aligned as of a uniform date in the third calendar month in the relevant Plan Period.

Section 4: Quarterly Plan Awards

Awards for each Plan Period are calculated based on 25%11 of an Eligible Employee’s Annual Base Salary, the Eligible Employee’s Award % (which reflects the scope, complexity and responsibilities of the employee’s role and the employee’s contribution and performance during the Plan Period), and the Business Unit Performance Factor. Notwithstanding any provision in the Quarterly Plan to the contrary, the maximum Quarterly Plan award payable to a JCI 55 Eligible Employee in a Plan Period is a cash amount equal to 25% of such Eligible Employee’s Annual Base Salary multiplied by a percentage equal to two (2) times the Eligible Employee’s AIP Target Percentage.

Any award under the Quarterly Plan to an Eligible Employee is subject to the discretion of the Eligible Employee’s Management Team and Senior Management and the Board of Directors. That is, an Eligible Employee’s Management Team determines, in its discretion, the Award % for an Eligible Employee subject to review, modification and approval by Senior Management. Specifically, Senior Management reserves the right, in its discretion, to review and adjust Eligible Employees’ Award percentages, which are assigned to those Eligible Employees by their Management Team, to reflect its assessment of the employees’ contributions to the Business Unit or the achievement of the Business Unit’s key objectives, as well as to ensure that the final payouts, if any, are within appropriate budgetary guidelines. Finally, the Board of Directors reserves the right, in its discretion, to make a final determination of the Award % of any Eligible Employee. The Board of Directors determines, in its sole discretion, the achievement of the targets for the performance metrics, the final calculation of the Business Unit Performance Factor (which may include a determination of a Business Unit Performance Factor of zero, even if certain of the performance metrics targets are achieved, and/or an adjustment to the relative weighting of the performance metrics) and whether Quarterly Plan awards will be paid in respect of a Plan Period. During the Plan Period, the Board of Directors can review Business Unit objectives, performance measures, weightings, and targets to determine whether they remain appropriate. The Board of Directors may, at its sole discretion, adjust the Business Unit’s objectives, performance measures, weightings, targets, and/or plan payouts for the Plan Period, as it deems necessary, to reflect changes in business conditions or other circumstances.

Subject to applicable law, Senior Management may approve accelerated payments at target (Business Unit Performance Factor of 1.0) to Eligible Employees in entities designated for entity closure prior to the determination of a Business Unit Performance Factor for the Plan Period by the Board of Directors. These payments may be made on a pro-rated basis and as soon as practicable to Eligible Employees who are terminated from employment involuntarily (not for Cause) by the Company due to the entity closure action. Any accelerated payment shall be contingent upon the Eligible Employee executing and submitting to the Company a release in a form to be determined and provided by the Company (the “Release”) of all claims related to the Plan.

11 The percentage of Annual Base Salary that is applied to the formula may be changed by the Board of Directors at any time.

If the Board of Directors approves the payment of a total Quarterly Plan award for a Business Unit for a Plan Period in accordance with the provisions of the Quarterly Plan, the payment of any Quarterly Plan award approved for an Eligible Employee under the Quarterly Plan in that Business Unit in respect of such Plan Period will be made as follows: (i) with respect to Quarterly Plan awards approved for the Q1 Plan Period, Q2 Plan Period or Q3 Plan Period, as soon as practicable following the 1st day of the second calendar month following the end of the relevant Plan Period but in no event later than March 15th of the calendar year following the applicable Plan Period, and (ii) with respect to Quarterly Plan awards approved for the Q4 Plan Period, as soon as practicable following March 1st of the calendar year following the Q4 Plan Period, but in no event later than December 31st of the calendar year following the applicable Q4 Plan Period. Quarterly Plan awards are considered income and are therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from any such awards and payments as required by applicable law. Each Quarterly Plan award for each separate Plan Period will be treated as a separate payment for purposes of Section 409A.

Depending on local laws and policies, Quarterly Plan awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from Quarterly Plan awards in accordance with the specific capital accumulation and retirement plan in which the Eligible Employee participates.

Notwithstanding anything in the Quarterly Plan to the contrary, if the Board of Directors, in its sole discretion, upon consideration of facts and circumstances determined by the Board of Directors to be relevant, concludes that an Eligible Employee has committed intentional misconduct, as defined in the Policy Regarding Recoupment of Incentive Compensation (the “Recoupment Policy”) relating to the forfeiture and/or recoupment of incentive compensation, including Quarterly Plan award payments, the Eligible Employee will forfeit any planned but unpaid Quarterly Plan award and/or reimburse the Company the amount of the Quarterly Plan award received, as determined by the Board of Directors.

Section 5: Discretionary Bonus Pool

During a Plan Period, the Board of Directors may consider the creation of a separate Discretionary Bonus Pool under the Quarterly Plan to provide discretionary, incremental bonus awards. These awards may be made to all employees of the Company or employees of the Company who individually or in groups made a relative contribution that significantly added to the overall success of the Company, whether or not the employees are eligible to participate in the Quarterly Plan under the criteria set out in Section 2 of this document. The determination that a Company employee is eligible for a

Discretionary Bonus Pool award does not otherwise entitle that employee to generally participate in the Quarterly Plan. The Board of Directors have complete discretion to determine: the establishment of the Discretionary Bonus Pool; the eligibility criteria for participation; any performance metrics, weightings and targets; the achievement, if any, of the targets for the performance metrics; and the amount of the awards, if any, paid from the Discretionary Bonus Pool. Whether or not an Eligible Employee receives a Quarterly Plan award shall have no effect on that employee’s eligibility to receive a Discretionary Bonus Pool award.

Discretionary Bonus Pool awards will be considered income and therefore subject to national, state/provincial, and/or local taxes. All appropriate taxes and other withholdings will be deducted from the award as required by applicable law.

Depending on local laws and policies, Discretionary Bonus Pool awards may have an impact on some benefits and may or may not be included in the “eligible earnings” for purposes of capital accumulation and retirement plans offered in the various regions by the Company. Where appropriate, deductions may be made from the Discretionary Bonus Pool awards in accordance with the specific capital accumulation and retirement plan in which the employee participates.

Section 6: Interpretations and Amendments

This document, as amended from time to time, constitutes the “Nortel Networks Limited Quarterly Incentive Plan for Business Units”. In the event of any conflicts or inconsistencies between the provisions of the Quarterly Plan and any other document or communication, written or oral, concerning the Quarterly Plan, the provisions of this document, as amended from time to time, will govern.

The Board of Directors in certain cases, as it may specify, will interpret the provisions of the Quarterly Plan and that interpretation will be final and binding on the Company, the Business Units and all Quarterly Plan participants. This document is also subject to interpretation to comply with applicable laws. It is not and shall not be construed as either an employment contract or as a contract concerning the subject matter contained herein. There is no guarantee that any award under the Quarterly Plan will actually be paid. Any award is determined at the discretion of an Eligible Employee’s Management Team, Senior Management and the Board of Directors, as the case may be. If any awards, however, are paid, they will be determined and paid in accordance with the provisions herein.

The Quarterly Plan can only be terminated or amended by the Board of Directors, which has the full authority, at any time, to terminate the Quarterly Plan or to delete, modify and/or add to any and all terms, conditions, and provisions of the Quarterly Plan.

As adopted by the Board of Directors of Nortel Networks Limited on July 25, 2002, as amended on January 23, 2003 with effect from January 1, 2003, as amended on July 28, 2003 with effect from January 1, 2003, as amended on February 26, 2004 with effect from January 1, 2004, as amended on March 9, 2006 with effect from January 1, 2006, as amended on March 15, 2007 with effect from

January 1, 2007, as amended on February 22, 2008 with effect from January 1, 2008, as amended on February 20, 2009 with effect from January 1, 2009, as amended on November 13, 2009 with effect from October 1, 2009 and as amended on March 10, 2010 with effect from January 1, 2010 and as amended on July 21, 2011 with effect from July 1, 2011, as amended on February 16, 2012 with effect from January 1, 2012.